Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report dated December 15, 2009, incorporated in this Registration Statement by reference, to the Putnam Absolute Return 100 Fund and Putnam Absolute Return 300 Fund, and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 23, 2010